UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Fiesta Restaurant Group, Inc.

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FIESTA RESTAURANT GROUP, INC. FILES DEFINITIVE PROXY STATEMENT AND SENDS LETTER TO SHAREHOLDERS

Demonstrates Ongoing and Deliberate Actions to Bolster Board Composition and Refresh Company Leadership

Highlights Decisive Steps Taken by the Board and Management to Refocus the Company’s Strategy to Immediately Improve Profitability and Position the Company for Long-Term Value Creation

Urges Shareholders to Ignore the Dissident Group’s Campaign for Board Representation without a Clear Strategy for the Company

Recommends Shareholders Vote FOR the Company’s Director Nominees on the WHITE Proxy Card

DALLAS, Texas (May 1, 2017) – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today announced it has filed with the Securities and Exchange Commission (“SEC”) its definitive proxy materials in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) and is mailing the materials to its shareholders. Fiesta shareholders of record as of the close of business on May 4, 2017 will be entitled to vote at the 2017 Annual Meeting, which will be held at 8:00 a.m. on June 7, 2017.

Fiesta’s board of directors (the “Board”) also sent a letter to shareholders urging them to vote on the WHITE proxy card “FOR” the Company’s highly qualified slate of nominees: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

A full copy of the letter can be found below:

VOTE FOR ALL OF FIESTA’S HIGHLY QUALIFIED DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY!

May 1, 2017

Dear Fellow Shareholders:

The 2017 Annual Meeting of Shareholders will be held on Wednesday, June 7, 2017. At this year’s annual meeting, you will be asked to make a critical decision regarding the future of Fiesta Restaurant Group. As you may know, a dissident group of several activist hedge funds led by JCP Investment Management, LLC (collectively, “the Dissident Group”), has nominated two individuals in opposition to two of the Company’s three incumbent director nominees. We urge you to protect the value of your investment by voting today by telephone, by internet or by signing, dating and returning the enclosed WHITE proxy card “FOR” ALL THREE of Fiesta’s highly qualified director nominees: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

Fiesta has two differentiated brands that provide a compelling value proposition to customers and have generated strong average annual sales volumes and compelling restaurant-level adjusted EBITDA margins. After achieving positive same-store sales for both the Taco Cabana and Pollo Tropical brands from 2011 through 2015, 2016 was undoubtedly a difficult year for Fiesta, made even more challenging by persistent headwinds affecting the restaurant industry as a whole.

However, under your Board’s leadership, the Company has responded with decisive actions designed to position Fiesta for long-term, profitable growth. In July 2016, prior to the emergence of the Dissident Group, the Board initiated a thorough strategic review of the Company’s ongoing operations as well as the composition of the Board and management team. In conjunction with the review, your Board took decisive action to implement some tough, yet necessary changes, including:

●	Executing a CEO transition which included the appointment of Rich Stockinger, former Chairman and CEO of Benihana, Inc. and a respected, experienced and results-driven operator, as Chief Executive Officer and director;
●	Re-evaluating the previously announced spin-off of Taco Cabana;
●	Conducting a confidential sale process led by a special committee of the Board with the assistance of independent financial and legal advisors retained by the special committee;
●	Strengthening the collective skillset of the Board by appointing two new independent directors: Paul Twohig, recently retired President of Dunkin’ Donuts U.S. and Canada, and Nick Shepherd, most recently President and CEO of TGI Friday’s Inc.;
●	Appointing Stacey Rauch, former head of McKinsey & Company’s North American Retail and Apparel Practice, as Chair of the Board;
●	Closing underperforming Pollo Tropical restaurants, mostly in Texas, to immediately improve profitability; and
●	Formulating a refocused strategy to drive long-term value creation.

Mr. Stockinger brings nearly 30 years of highly relevant leadership experience in the restaurant industry, including successfully designing and implementing a strategic renewal plan to drive long-term value creation as CEO of Benihana. Your Board is pleased that he is able to immediately leverage this experience – as well as his unique perspectives – to advance Fiesta’s strategic initiatives at this critical juncture.

Though still early in his tenure, under the leadership of Mr. Stockinger, Fiesta is already re-gaining positive momentum. The recently announced strategic renewal plan is the result of a comprehensive review of all aspects of our business to improve the guest experience and drive improved financial results. Rich’s strategy is igniting passion throughout our Company to provide the best quality and value to our guests, and includes additional steps to drive sustainable profitable growth and shareholder value creation. The Taco Cabana and Pollo Tropical brands both have strong heritages and loyal followings, and we continue to believe in the long term attractiveness of our differentiated concepts.

As you may know, the Dissident Group began acquiring our stock in 2016 and has nominated two individuals in opposition to two of the Company’s incumbent director nominees. The Dissident Group has initiated a costly and distracting proxy fight, despite continuous engagement with our Board and after rejecting numerous reasonable settlement proposals we made. Over the course of the Board’s engagement, the Dissident Group failed to articulate a plan for value creation, submit a consistent “ask”, or even speak in a unified voice. Further, the Dissident Group have welcomed the appointment of Mr. Twohig1 and proposed a settlement that contemplated the addition of the Company’s CEO, Mr. Stockinger, to the Board2. Yet, the Dissident Group is seeking to replace two of your accomplished directors with individuals that either have a limited and mixed history of value creation as a public board member (Mr. Pappas) or no public director experience whatsoever (Mr. Morlock).

1 See Soliciting Material filed by the Dissident Group on April 12, 2017.

2 See Preliminary Proxy Statement filed by the Dissident Group on April 24, 2017.

We believe that Fiesta is at a pivotal moment in its history and has the right leadership and right strategy in place to maximize shareholder value. To ensure the Company’s forward momentum continues uninterrupted, we encourage you to elect Fiesta’s three highly qualified director nominees by voting the enclosed WHITE proxy card today.

YOUR BOARD RESPONDED DECISIVELY TO RAPIDLY SHIFTING CONDITIONS

From 2011 through 2015, the business performed well, as both the Taco Cabana and Pollo Tropical brands achieved positive same-store-sales. As recently as August of 2015, Fiesta’s stock was trading near an all-time high, more than 400% above where the stock initially traded when Fiesta was spun off as an independent company in 2012.

However, throughout the first half of 2016, the difficult overall restaurant industry conditions that developed in late 2015 dramatically worsened, substantially impacting Fiesta’s business and strategic plan. As a result, your Board engaged in discussions with then CEO and President Timothy Taft regarding his potential retirement, which began well in advance of the Dissident Group’s emergence, and continued over several months.

In August 2016, following further deterioration of the Company’s operating performance, your Board began to take several decisive actions. Initially, it was announced that Mr. Taft’s retirement was scheduled to occur at the end of 2016. Subsequent shareholder engagement and analyses conducted by the Board led to a conclusion, jointly reached with Mr. Taft, that it was in the best interests of the Company to accelerate the timing of this transition to the end of September 2016.3 Your Board immediately appointed a search committee comprised of Stacey Rauch (who served as Chair), Barry Alperin and Stephen Elker to identify a new CEO and independent directors with deep industry experience. The Committee retained Heidrick & Struggles, a leading executive search firm, to assist in these searches. At the same time, your Board announced its intent to formally review the Company’s strategic plan, including the previously announced spin-off of Taco Cabana and the Company’s emerging market development plan, in light of new market dynamics and recent operating performance. 4

After further deliberations, ongoing shareholder engagement and evaluation of the best means to enhance long-term value at Fiesta, in September 2016, your Board concluded that pursuing the spin-off was no longer in shareholders’ best interest and that the development of additional Pollo Tropical Restaurants in Texas would be suspended.5 Later in the fall, your Board again took action, appointing a special committee comprised of Stacey Rauch, Stephen Elker and Jack Smith to evaluate a possible sale of the Company. This evaluation was conducted with the assistance of independent financial and legal advisors which were retained by the special committee. On October 24, 2016, as part of its previously announced review of the Company’s strategic plan, your Board also announced the closure of 10 Pollo Tropical restaurants primarily in the Texas area while it continued its thorough search for a new CEO and independent directors.6

3 See Fiesta Press Release dated September 27, 2016.

4 See Fiesta Press Release dated August 25, 2016.

5 See Fiesta Press Release dated September 27, 2016.

6 See Fiesta Press Release dated October 24, 2016.

YOUR BOARD HAS ASSEMBLED THE RIGHT TEAM AND DESIGNED THE RIGHT PLAN TO RENEW AND
REVITALIZE FIESTA’S ICONIC BRANDS

So far in 2017, building upon the deliberate actions taken by your Board during 2016, and prior to the emergence of the Dissident Group, Fiesta has announced key additions to its management team and Board. In addition to appointing Mr. Stockinger to the role of CEO, your Board added two independent directors – Paul Twohig, who until his retirement in April 2017, was President of Dunkin’ Donuts U.S. and Canada7, and Nick Shepherd, who most recently served as the President and CEO of TGI Friday’s Inc. and was previously the Chairman and CEO of Sagittarius Brands, Inc8. These individuals bring substantial industry expertise and have strong track records of creating value at restaurant companies. Further, these additions underscore the Board’s understanding of the value of introducing fresh perspectives and diverse viewpoints, and its commitment to regularly evaluating its composition. Finally, your Board appointed Stacey Rauch, director since 2012 and the former head of McKinsey & Company’s North American Retail and Apparel Practice, as non-executive Chair of the Board.9

Fiesta’s current directors have each been carefully selected to ensure they possess extensive, relevant expertise and can provide the effective oversight necessary for the Company’s successful implementation of the renewal plan. Apart from CEO Rich Stockinger, your Board is comprised of independent directors who have a diverse array of public company board experiences and industry-specific qualifications that are both complimentary and additive, which makes the Board uniquely qualified to oversee the business.

Under the leadership of Mr. Stockinger, and leveraging off of the decisive actions your Board took in 2016 to carefully review the Company’s strategic plan, Fiesta has formulated a detailed strategic plan to renew and revitalize the Taco Cabana and Pollo Tropical brands.10 This plan prioritizes:

●	Revitalizing our brands in core markets,
●	Managing capital and financial discipline,
●	Establishing platforms for long-term growth, and
●	Optimizing our restaurant footprint.

While this plan calls for targeted, strategic investments to revitalize our brands, the initial action steps involved the previously announced closing of 30 underperforming Pollo Tropical locations outside of the core South Florida market. The decision to close restaurants is never easy, but in order to improve our profitability and returns on capital, it is vital at the present time to focus Fiesta’s resources and efforts on markets that have proven successful for our brands as we refine our growth strategy.

7 See Fiesta Press Release dated February 27, 2017.

8 See Fiesta Press Release dated May 1, 2017.

9 See Fiesta Press Release dated February 27, 2017.

10 See Fiesta Press Release dated April 24, 2017.

Importantly, these actions serve as the most recent examples of your Board’s willingness to take action to protect and enhance the value of your investment. The Board is confident that Mr. Stockinger and the rest of the management team will execute this plan with measured urgency and a focus on driving improved and sustainable financial performance. As a result of the comprehensive review of the Company’s strategic plan, which began in 2016 prior to the Dissident Group’s emergence, your Board has taken numerous proactive steps to refocus Fiesta’s strategy and strengthen the Board, management and oversight. Introducing additional change in the Boardroom by electing the Dissident Group’s inferior nominees may disrupt the significant progress that is already being made.

FIESTA HAS ATTEMPTED TO AVOID A DISRUPTIVE PROXY CONTEST BY ENGAGING WITH THE
DISSIDENT GROUP

Your Board values the perspective of Fiesta’s shareholders, proudly maintains an ongoing and robust dialogue with them and regularly solicits their input on matters such as strategic initiatives, Board composition, executive and director compensation, and other governance matters. Consistent with our culture of open shareholder engagement and good corporate governance, your Board has engaged with the Dissident Group on numerous occasions to listen to their input and suggestions with an open mind. This engagement included extensive interviews with each of the two Dissident Group’s nominees as potential Board members.

Your Board allocated substantial time and resources to conduct the interviews with the Dissident Group’s candidates to determine whether they could enhance the Company’s ability to create value for shareholders and if either would be comparable or superior to other potential candidates the Board was considering as part of the Board’s ongoing refreshment process. To avoid a costly and distracting proxy contest, the Board extended multiple settlement offers that would have allowed for one of the Dissident Group members, James Pappas, to become a Fiesta director, and would have added an additional industry expert as a director at a later date. Unfortunately, during the process the Board was met with inconsistent demands, changing spokesmen and delayed correspondence from multiple parties within the Dissident Group. In the end, the Dissident Group rebuffed our attempts at a reasonable and constructive resolution and instead opted to proceed with a proxy contest. Shareholders deserve better – we urge you to elect Fiesta’s highly qualified director nominees today by voting the enclosed WHITE proxy card.

We believe that the two Dissident Group nominees would not be additive to your Board and are not as qualified as the independent directors that we recently added to the Board nor the two highly qualified directors that they propose to replace: Barry J. Alperin and Brian Friedman.

●	Mr. Alperin brings deep financial, operational, and management skills to your Board. Mr. Alperin is a former Vice Chairman and COO of Hasbro, one of the largest multinational toy makers in the world, and is currently a director of Henry Schein, Inc., which distributes dental, medical and animal health care products, affording him with strong consumer operating experience. Furthermore, his prior 20 years’ experience practicing corporate law in matters related to mergers and acquisitions, financial transactions, compensation issues and securities law matters make him a highly valued member of the three Board committees on which he sits;

●	Mr. Friedman, as the President and a director of a $9 billion diversified holding company that also owns over 3.7% of the Company’s outstanding shares, is a committed director that brings to our board significant experience related to the business and financial issues facing public corporations as well as a shareholder perspective. In addition to an extensive career in the legal, investment banking and management fields, his significant ownership interest and long-tenured service on the boards of numerous restaurant companies over the past 20 years has given him a deep understanding of the strategic, financial and operational issues of restaurant companies. Mr. Friedman also is currently a director of National Beef Packing Company.

PROTECT THE VALUE OF YOUR INVESTMENT IN FIESTA:

VOTE THE WHITE PROXY CARD TODAY

Your Board is committed to acting in the best interests of all Fiesta shareholders and has acted decisively in addressing past missteps, including executing a CEO transition and implementing a comprehensive renewal plan designed to generate strong sustainable financial results.

Unlike the Dissident Group and its nominees, we already developed and are executing a proven, focused plan that we are confident will drive shareholder value. At this point in the Company’s evolution - with a new CEO, revitalized strategy, and an experienced and refreshed Board – your Board is excited about the visible path to shareholder value creation and believes that it would be detrimental to shareholders to replace two of your highly-qualified directors with the Dissident Group’s candidates.

We believe Fiesta shareholders should protect the value of their investment by voting “FOR” ALL of our experienced and highly qualified director nominees on the WHITE proxy card: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. To assure that your shares are represented at the 2017 Annual Meeting, we urge you to complete, date and sign the enclosed WHITE proxy card and mail it promptly in the postage-paid envelope provided, or vote by telephone or the internet as instructed on the WHITE proxy card. Please do not send back any proxy cards other than the WHITE proxy card, even as a protest vote against the Dissident Group’s distracting campaign, as only your latest dated proxy will be counted at the annual meeting. If you have previously voted using a proxy card sent to you by the Dissident Group, you can subsequently revoke that proxy by following the instructions on the enclosed WHITE proxy card.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, at (212) 929-5500 or toll-free at (800) 322-2885.

On behalf of the Board, thank you for your continued support, interest and investment in Fiesta Restaurant Group.

Very truly yours,

The Fiesta Board

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

About Fiesta Restaurant Group, Inc.

Fiesta is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta, visit the corporate website at www.frgi.com.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders. The Company has filed a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting of Stockholders. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents will also be available at no charge at the Company’s website at www.frgi.com in the section “Investor Relations.”

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.